Exhibit 23.3

[WorldOne, Inc. Letterhead]

WorldOne, Inc.
200 Park Avenue South, Suite 1310
New York, NY 10003

October 3, 2013

Dear Sir/Madame:

We hereby consent to the use of our name in the Registration Statement filed by Veracyte, Inc. with the Securities and Exchange Commission and to the reference in the Registration Statement to the study Sermo conducted.

Sincerely,

WorldOne, Inc.

By:	/s/ Matt Curran Matt Curran VP Finance Americas